Exhibit 16

May 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Desert Health Products, Inc.
    Commission File No. 000-27931

Dear Commissioners:

We have read the statements contained in Item 4.01 "Changes in Registrant's Certifying Accountant" of the amended Form 8-K of Desert Health Products, Inc. dated May 6, 2005 and agree with the statements contained therein.

Very truly yours,

/s/ Semple & Cooper, LLP
Certified Public Accountants